Exhibit 4.3

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY APPLICABLE STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

WARRANT TO PURCHASE COMMON STOCK

OF

IRON MINING GROUP, INC.

Issued on December 20, 2010
Void after December 20, 2015

This certifies that in connection with the Loan Agreement (as defined below), ____________________________ (the “Lender”), is entitled, subject to the terms and conditions of this Warrant (including the early expiration of a portion of this Warrant as set forth in Section 4), to purchase from Iron Mining Group, Inc., a Florida corporation (the “Company”), at any time prior to Expiration Date (as defined below) ____________ shares of the Company’s Common Stock, $0.001 par value per share (the “Common Stock”) at a price per share equal to the Warrant Price (as defined below), upon surrender of this Warrant at the principal offices of the Company and simultaneous payment of the full Warrant Price for the shares of Common Stock so purchased in lawful money of the United States, or as otherwise provided herein. The Warrant Price and the number and character of shares of Common Stock purchasable under this Warrant are subject to adjustment as provided herein.

This Warrant is issued pursuant to the Loan Agreement dated December 20, 2010 (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among the Company, as borrower, the Lender and the other parties thereto, as lenders, pursuant to which the Lender shall advance certain amounts to the Company for general working capital purposes, and is subject to the provisions set forth therein.

1.   DEFINITIONS.  The following definitions shall apply for purposes of this Warrant:

1.1   “Closing Bid Price” and "Closing Sale Price" means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or last trade price, respectively, of such security prior to 4:00:00 p.m., New York Time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the "pink sheets" by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.).  If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Borrower and Lender.  All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

1.2   “Company” means the “Company” as defined above and includes any corporation which shall succeed to or assume the obligations of the Company under this Warrant.

1.3   “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for Common Stock.

1.4   “Exercise Date” means a date on which the Warrant is exercised.

1.5   “Expiration Date” means December 20, 2015.

1.6   “Fair Market Value” on any day shall mean (a) if shares of Common Stock are listed or admitted for trading on a national securities exchange, the reported last sales price or, if no such reported sale occurs on such day, the average of the closing bid and asked prices on such day, in each case on the principal national securities exchange on which the Common Stock are listed or admitted to trading, (b) if shares of Common Stock are not listed or admitted to trading on any national securities exchange, the average of the closing bid and asked prices in the over-the-counter market on such day as reported by NASDAQ or any comparable system or, if not so reported, as reported by any New York Stock Exchange member firm selected by the Company for such purpose or (c) if no such quotations are available on such day, the fair market value of one share of Common Stock on such day as determined in good faith by the Board of Directors of the Company.

1.7   “Holder” means any person who shall at the time be the registered holder of this Warrant.

1.8   “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

1.9   “Permitted Financing” means (i) the issuance by the Company of Common Stock upon conversion of the notes issued under the Loan Agreement in accordance with Section 8.1 of the Loan Agreement, (ii) the issuance by the Company of Common Stock upon the exercise of this Warrant and the other Warrants issued concurrently herewith to the other lenders that are parties to the Loan Agreement, in accordance with their terms, (iii) the sale by the Company of up to Ten Million Dollars ($10,000,000) of Common Stock sold at a price of not less than $1.60 per share of Common Stock within three months after the issuance of this Warrant to retail and institutional investors, (iv) the sale by the Company of up to Twenty Five Million Dollars ($25,000,000) of Convertible Preferred Stock pursuant to the terms of the letter of intent being entered by the Company and MST Financial, LLC (“MST”) concurrent herewith, (v) the issuance by the Company of Common Stock upon conversion of the debt contemplated to be issued pursuant to the terms of the letter of intent being entered by the Company and MST concurrent herewith and (vi) such other issuances by the Company which the Company and MST agree shall constitute an Exempt Offering.

1.10   “Warrant” means this Warrant and any warrant(s) delivered in substitution or exchange therefor, as provided herein.

1.11   “Warrant Price” means $2.00 per share (equitably adjusted for stock splits, combinations or similar events occurring after the date hereof).

1.12   “Warrant Shares” means shares of Common Stock issuable upon exercise of the Warrant.

2.   EXERCISE.

2.1   Timing and Method of Exercise.

(a) Method of Exercise.  Subject to the terms and conditions of this Warrant, the Holder may exercise this Warrant, in whole or in part, for (i) up to __________ shares of Common Stock on any business day before the Expiration Date and (ii) up to __________ shares of Common Stock on any business day after March 1, 2012 but prior to the Expiration Date if the Company has not shipped 5,000,000 metric tons of iron ore between March 1, 2011 and March 1, 2012, in either case by surrendering this Warrant at the principal offices of the Company and payment of an amount equal to the product obtained by multiplying (i) the number of shares of Common Stock to be purchased by the Holder by (ii) the Warrant Price or adjusted Warrant Price therefor, if applicable, as determined in accordance with the terms hereof.

(b) Cashless Exercise.  In lieu of exercising this Warrant as hereinabove permitted, the Holder may elect to exercise this Warrant or a portion hereof that is exercisable pursuant to Section 2.1 and to pay for the Common Stock issuable upon such exercise by way of cashless exercise by surrendering this Warrant at the principal executive office of the Company, and notifying the Company of its election of cashless exercise, in which event the Company shall issue to the Holder that number of shares of Common Stock computed using the following formula:

X           =           Y * (A-B)

      A

Where:

X equals the number of shares of Common Stock to be issued to the Holder;

Y equals the number of shares of Common Stock purchasable under the Warrant, or, if only a portion of the Warrant is being exercised, the portion of the Warrant being exercised at the date of such calculation;

A equals the Fair Market Value (at the date of such calculation) of one share of Common Stock; and

B equals the Warrant Price.

2.2   Form of Payment. Except as otherwise permitted in Section 2.1(b), payment may be made by (i) a check payable to the Company’s order, (ii) wire transfer of funds to the Company, or (iii) any combination of the foregoing.

2.3   Partial Exercise.  Upon a partial exercise of this Warrant this Warrant shall be surrendered by the Holder and replaced with a new Warrant of like tenor to reflect the reduction in the number of Warrant Shares issuable upon exercise of this Warrant.

2.4   No Fractional Shares. No fractional shares may be issued upon any exercise of this Warrant, and any fractions shall be rounded down to the nearest whole number of shares.

2.5   Restrictions on Exercise. This Warrant may not be exercised if the issuance of the Warrant Shares upon such exercise would constitute a violation of any applicable federal or state securities laws or other laws or regulations.

3.   ISSUANCE OF STOCK.  This Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise as provided above, and the person entitled to receive the shares of common stock issuable upon such exercise shall be treated for all purposes as the holder of record of such shares as of the close of business on such date. As soon as practicable on or after such date, the Company shall issue and deliver to the person or persons entitled to receive the same a certificate or certificates for the number of whole shares of Warrant Shares issuable upon such exercise.

4.   EARLY EXPIRATION.  This Warrant shall automatically expire as to __________ Warrant Shares and be of no further force and effect in respect thereof without any action by the Holder at 11:59 p.m. on March 1, 2012 if the Company has shipped 5,000,000 metric tons of iron ore  between March 1, 2011 and March 1, 2012.

5.   ADJUSTMENT PROVISIONS.  The number and character of shares of common stock issuable upon exercise of this Warrant (or any shares of stock or other securities or property at the time receivable or issuable upon exercise of this Warrant) and the Warrant Price therefor, are subject to adjustment upon the occurrence of the following events between the date this Warrant is issued and the date it is exercised:

5.1   Adjustment for Stock Splits and Stock Dividends. The Warrant Price of this Warrant and the number of Warrant Shares issuable upon exercise of this Warrant (or any shares of stock or other securities at the time issuable upon exercise of this Warrant) shall each be proportionally adjusted to reflect any stock dividend, stock split or reverse stock split, or other similar event affecting the number of outstanding shares of Common Stock (or such other stock or securities).

5.2   Adjustment for Other Dividends and Distributions. In case the Company shall make or issue, or shall fix a record date for the determination of eligible holders entitled to receive, a dividend or other distribution payable in respect to the Common Stock that is payable in (a) securities of the Company (other than issuances with respect to which adjustment is made under Sections 5.1 or 5.3) or (b) assets (other than cash dividends paid or payable solely out of retained earnings), then, and in each such case, the Holder, upon exercise of this Warrant at any time after the consummation, effective date or record date of such event, shall receive, in addition to the shares of Common Stock issuable upon such exercise prior to such date, the securities or such other assets of the Company to which the Holder would have been entitled upon such date if the Holder had exercised this Warrant immediately prior thereto (all subject to further adjustment as provided in this Warrant).

5.3   Adjustment for Reorganization, Consolidation, Merger. In case of any recapitalization or reorganization of the Company after the date of this Warrant, or in case, after such date, the Company shall consolidate with or merge into another corporation, then, and in each such case, the Holder, upon the exercise of this Warrant (as provided in Section 2), at any time after the consummation of such recapitalization, reorganization, consolidation or merger, shall be entitled to receive, in lieu of the stock or other securities and property receivable upon the exercise of this Warrant prior to such consummation, the stock or other securities or property to which the Holder would have been entitled upon the consummation of such recapitalization, reorganization, consolidation or merger if the Holder had exercised this Warrant immediately prior thereto, all subject to further adjustment as provided in this Warrant, and the successor or purchasing corporation in such reorganization, consolidation or merger (if other than the Company) shall duly execute and deliver to the Holder a supplement hereto acknowledging such corporation’s obligations under this Warrant; and in each such case, the terms of this Warrant shall be applicable to the shares of stock or other securities or property receivable upon the exercise of this Warrant after the consummation of such reorganization, consolidation or merger.

5.4   Conversion of Stock. In case all the authorized Common Stock of the Company is converted, pursuant to the Company’s articles of incorporation, into other securities or property of the Company, or the Common Stock otherwise ceases to exist, then, in such case, the Holder, upon exercise of this Warrant at any time after the date on which the Common Stock is so converted or ceases to exist (the “Termination Date”), shall receive, in lieu of the number of shares of Common Stock that would have been issuable upon such exercise immediately prior to the Termination Date (the “Former Number of Shares of Common Stock”), the stock and other securities and property which the Holder would have been entitled to receive upon the Termination Date if the Holder had exercised this Warrant with respect to the Former Number of Shares of Common Stock immediately prior to the Termination Date (all subject to further adjustment as provided in this Warrant).

5.5   Adjustments Due to Issuances of Common Stock or other Securities. Except as otherwise provided in Sections 5.1, 5.2, 5.3 and 5.4 or pursuant to a Permitted Financing, if and whenever on or after the date of the issuance of this Warrant, the Company issues or sells, or in accordance with this Section 5.5 is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company) for a consideration per share (the “New Issuance Price”) less than a price (the “Applicable Price”) equal to the Exercise Price in effect immediately prior to such issue or sale (the foregoing a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the Exercise Price then in effect shall be reduced to an amount equal to the New Issuance Price.  For purposes of determining the adjusted Exercise Price under this Section 5.5, the following shall be applicable:

(a)   Issuance of Options.  If the Company in any manner grants or sells any Options and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of such Option is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share.  For purposes of this Section 5.5(a), the "lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of such Option" shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon granting or sale of the Option, upon exercise of the Option and upon conversion or exchange or exercise of any Convertible Security issuable upon exercise of such Option.  No further adjustment of the Exercise Price shall be made upon the actual issuance of such share of Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange or exercise of such Convertible Securities.

(b) Issuance of Convertible Securities.  If the Company in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon such conversion or exchange or exercise thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share.  For the purposes of this Section 5.5(b), the "lowest price per share for which one share of Common Stock is issuable upon such conversion or exchange or exercise" shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the issuance or sale of the Convertible Security and upon the conversion or exchange or exercise of such Convertible Security.  No further adjustment of the Exercise Price shall be made upon the actual issuance of such share of Common Stock upon conversion or exchange or exercise of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Exercise Price had been or are to be made pursuant to other provisions of this Section 5.5, no further adjustment of the Exercise Price shall be made by reason of such issue or sale.

(c) Change in Option Price or Rate of Conversion.  If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exchange or exercise of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable or exercisable for Common Stock changes at any time, the Exercise Price in effect at the time of such change shall be adjusted to the Exercise Price which would have been in effect at such time had such Options or Convertible Securities provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold.  For purposes of this Section 5.5(c), if the terms of any Option or Convertible Security that was outstanding as of the Subscription Date are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change.  No adjustment shall be made if such adjustment would result in an increase of the Exercise Price then in effect.

(d) Calculation of Consideration Received.  In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction, (x) the Options will be deemed to have been issued for a value determined by use of the Black Scholes Option Pricing Model (the "Option Value") and (y) the other securities issued or sold in such integrated transaction shall be deemed to have been issued for the difference of (I) the aggregate consideration received by the Company, less (II) the Option Value.  If any shares of Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount received by the Company therefor.  If any shares of Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Company will be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Company will be the Closing Sale Price of such security on the date of receipt.  If any shares of Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock, Options or Convertible Securities, as the case may be.  The fair value of any consideration other than cash or securities will be determined jointly by the Company and the Lender.  If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the "Valuation Event"), the fair value of such consideration will be determined within five (5) Business Days after the tenth day following the Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Lender.  The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

(e)            Record Date.  If the Company takes a record of the holders of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(f) Other Events.  If any event occurs of the type contemplated by the provisions of this Section 5.5 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company’s Board of Directors will make an appropriate adjustment in the Exercise Price so as to protect the rights of the Company; provided that no such adjustment will increase the Exercise Price as otherwise determined pursuant to this Section 5.5.

5.6   Notice of Adjustments. The Company shall promptly give written notice of each adjustment or readjustment of the Warrant Price or the number of shares of Common Stock or other securities issuable upon exercise of this Warrant.  The notice shall describe the adjustment or readjustment and show in reasonable detail the facts on which the adjustment or readjustment is based.

5.7   No Change Necessary. The form of this Warrant need not be changed because of any adjustment in the Warrant Price or in the number of shares of Common Stock issuable upon its exercise.

5.8   Reservation of Stock. The Company shall at all times reserve and keep available, solely for the issuance and delivery upon the exercise of this Warrant, such shares of Common Stock and other stock, securities and property, as from time to time shall be issuable upon the exercise of this Warrant. If at any time the number of shares of Common Stock or other securities issuable upon exercise of this Warrant shall not be sufficient to effect the exercise of this Warrant, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock or other securities issuable upon exercise of this Warrant as shall be sufficient for such purpose. All shares of Common Stock issued upon exercise of the Warrant shall be validly issued, fully paid and nonassessable.

5.9   Limitation of Adjustments. Notwithstanding the foregoing, under no circumstances will the effective Warrant Price, as the case may be, be reduced pursuant to Section 5.5 hereof below $0.001 per share (as may be adjusted pursuant to Sections 5.1, 5.2, 5.3 and 5.4 hereof).

6.   NO IMPAIRMENT. The Company will not, by amendment of its articles of incorporation or bylaws, or through reorganization, consolidation, merger, dissolution, issue or sale of securities, sale of assets or any other voluntary action, willfully avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holder against wrongful impairment. Without limiting the generality of the foregoing, the Company will take all such action as may be necessary or appropriate in order that the Company may duly and validly issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant.

7.   GOVERNING LAW. The internal laws of the State of New York (irrespective of its choice of law principles) will govern the validity of this Warrant, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

8.   HEADINGS. The headings and captions used in this Warrant are used only for convenience and are not to be considered in construing or interpreting this Warrant. All references in this Warrant to sections and exhibits shall, unless otherwise provided, refer to sections hereof and exhibits attached hereto, all of which exhibits are incorporated herein by this reference.

9.   NOTICES. Any notice or other communication required or permitted to be given under this Warrant will be in writing, will be delivered personally or by registered or certified mail, postage prepaid and will be deemed given upon delivery, if delivered personally, or three days after deposit in the mails, if mailed, to the address indicated for the Holder on the signature page to this Warrant, or in the case of the Company, at 295 Madison Avenue, 12th Floor, New York, NY 10017, or at such other address as any party or the Company may designate by giving ten (10) days’ advance written notice to all other parties.

10.   AMENDMENT; WAIVER. This Warrant may be amended with the consent of both the Company and the holders of more than 50% of the shares of Common Stock issuable upon exercise of this Warrant and the warrants issued concurrently herewith to the Lenders under the Loan Agreement. Any amendment or waiver effected in accordance with this Section shall be binding upon the Holder and each future holder of such securities, and the Company.

11.   SEVERABILITY. If any provision of this Warrant, or the application thereof, will for any reason and to any extent be invalid or unenforceable, the remainder of this Warrant and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

12.   TERMS BINDING. By acceptance of this Warrant, the Holder accepts and agrees to be bound by all the terms and conditions of this Warrant.

 [Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Warrant as of the date first above written.

THE COMPANY:

IRON MINING GROUP, INC.

By:

Name:	Garrett K. Krause

Title:	CEO

HOLDER:

By:

Name:

Title: